EXHIBIT 21.1
LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.
(as of December 31, 2021)

Name	Jurisdiction of Organization
Huron Consulting Group Holdings LLC	Delaware
Huron Consulting Services LLC	Delaware
Huron Consulting Saudi Limited	Saudi Arabia
Huron Saudi Limited	Saudi Arabia
Huron Advisors Canada Limited	Canada
Huron Public Finance Advisory LLC	Delaware
Huron Transaction Advisory LLC	Delaware
Huron Eurasia India Private Limited	India
Huron Consulting Services U.K. Limited	England
Innosight Holdings, LLC	Delaware
Innosight International, LLC	Delaware
Innosight Consulting Asia Pacific PTE. LTD.	Singapore
Innosight Consulting SARL	Switzerland
Innosight Consulting, LLC	Delaware
Huron Aviation One LLC	Delaware
Huron Aviation Two LLC	Delaware
Huron Managed Services LLC	Delaware
Whiteboard Communications LTD.	Pennsylvania